Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 15, 2010, with respect to the consolidated financial statements, schedule and internal control over financial reporting included in the Annual Report of Universal Electronics Inc. on Form 10-K for the year ended December 31, 2009. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Universal Electronics Inc. on Forms S-8 (File No. 33-66426, effective July 23, 1993, File No. 333-09021, effective August 14, 1996; File No. 333-23985, effective March 26, 1997; File No. 333-91101, effective November 17, 1999; File No. 333-95715, January 31, 2000; File No. 333-47378, effective October 5, 2000; File No. 333-103038, effective February 7, 2003, File No. 333-117782, effective July 30, 2004), and File No. 333-149926, effective March 27, 2008).
/s/ Grant Thornton LLP
Irvine, California
March 15, 2010